Exhibit 10.13

May 21, 2004

Mr. Rick Fishel

Dear Rick:

It is with great pleasure that we extend this formal offer to you to join Masimo Corporation as Vice President of Sales, Western Region, reporting to me. A detailed job description will provided during your New Hire Orientation.

Terms and conditions of this offer include the following:

Starting Date:	No later than June 28, 2004.

Annual Salary:	$130,000 paid at a semi-monthly rate of $5,416.67 per pay period.

Commission:	$155,000 target level based on sales quotas in your assigned territory. Commission will be guaranteed for the remainder of 2004.

Relocation:	You agree to relocate your residence to Orange County by no later than December 31, 2004.

Benefits:	Benefits including health/dental and other insurance, 401(k), vacation, holiday, and sick leave will be per Company policy. Insurance coverage will begin the first of the month following employment.

As a member of our Team, you will be eligible to receive options under Masimo’s Stock Option Plan as determined by the Board of Directors. It will be recommended to the Board to issue you an option to purchase 35,000 shares of Common Stock, vesting 20% per year over five years and exercisable at fair market value, as determined by the Board of Directors, at the time the option is granted.

This offer is contingent upon you signing the attached Employee Confidentiality Agreement and Arbitration Agreement at the start of your employment and confirmation that you are not under any contractual or legal restrictions with a previous employer that may impair your ability to perform your duties for Masimo. On your first day of employment, you must provide proof of eligibility to work in the United States.

Mr. Rick Fishel

May 21, 2004

Employment with Masimo Corporation is “at-will” and not for a specific term. This means that either you or the Company is free to terminate your employment relationship at any time with or without reason or advanced notice. You will receive a copy of Masimo’s Employee Handbook during your new hire orientation. It is your responsibility to familiarize yourself with the contents of the Handbook as well as Company policies and procedures.

This letter sets forth all the terms of our offer and it supersedes all prior offers, agreements and discussions, whether written or oral. The terms of this offer cannot be modified or amended by any supervisor or by any action of Masimo except a written agreement signed by an officer of the Company.

Please acknowledge your acceptance of this offer by signing below and returning the original. If we have not received your signed acceptance by May 28, 2004, this offer will be withdrawn.

If there are any questions relative to this offer or any aspects of the Company, please feel free to contact me. We look forward to your joining our Team, and we are confident your employment will be a mutually rewarding experience.

Sincerely,

/s/ Joe E. Kiani
Joe E. Kiani
Chairman & CEO

Offer Acceptance:

/s/ Rick Fishel	May 23, 2004
Rick Fishel	Date